Exhibit 99.1
PRESS RELEASE

Contact:	Michele Harrison Vice President, Investor Relations (314-633-4282)
Panera Bread Reports Fiscal 2009 EPS of $2.78, up 25% over Fiscal 2008
HIGHLIGHTS
•	Company-owned comparable bakery-cafe sales up 8.4% in the first 6 weeks of Q1 2010

•	Franchise comparable bakery-cafe sales up 9.0% in the first 6 weeks of Q1 2010

•	Q4 2009 Company-owned comparable bakery-cafe sales up 7.4% (calendar basis)

•	Q4 2009 operating margin up 130 bps over Q4 2008

•	FY 2009 Company-owned new unit AWS of $37,618 hits highest mark in last six years

•	Q1 2010 EPS target set at $0.74 to $0.76 (up 30% to 33% versus Q1 2009)

•	FY 2010 EPS target set at $3.26 to $3.34 (up 17% to 20% versus FY 2009)
St. Louis, MO, February 11, 2010 — Panera Bread Company (Nasdaq: PNRA) today reported net income of $30 million, or $0.95 per diluted share, for the 13 weeks of the fourth quarter ended December 29, 2009, which included the net impact of $0.05 per diluted share of nonrecurring charges resulting from expected asset retirement activity. These results compare to net income of $26 million, or $0.84 per diluted share, for the 14 weeks of the fourth quarter ended December 30, 2008 and represent a 16% year-over-year increase in net income (with one less week in 2009).
For the 52 weeks of the fiscal year ended December 29, 2009, net income was $86 million, or $2.78 per diluted share. These results compare to net income of $67 million, or $2.22 per diluted share, for the 53 weeks of the fiscal year ended December 30, 2008 and represent a 28% year-over-year increase in net income (with one less week in 2009).
Investors should be aware the fiscal 2009 results were not impacted by the share repurchase program authorized in the fourth quarter of fiscal 2009 as the share repurchase activity in the fourth quarter of fiscal 2009 was negligible.
The Company’s fourth quarter and full year fiscal 2009 consolidated statements of operations and margin analysis are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended	For the 14 Weeks Ended	Percentage
	December 29, 2009	December 30, 2008	Change

Total revenue	$366,972	$357,812	3%
Net income	$29,696	$25,549	16%
Diluted earnings per share	$0.95	$0.84	13%
Shares used in diluted EPS	31,246	30,576

	For the 52 weeks ended	For the 53 weeks ended	Percentage
	December 29, 2009	December 30, 2008	Change

Total revenue	$1,353,494	$1,298,853	4%
Net income	$86,050	$67,436	28%
Diluted earnings per share	$2.78	$2.22	25%
Shares used in diluted EPS	30,979	30,422
Fourth Quarter Fiscal 2009 Results and Business Review
Comparable Bakery-Cafe Sales Growth
As previously reported, in the fourth quarter of fiscal 2009, Company-owned comparable bakery-cafe sales increased 7.4% on a calendar basis versus the comparable period in fiscal 2008. Company-owned comparable bakery-cafe sales on a calendar basis increased in each of the fiscal months of the fourth quarter of 2009 compared to the corresponding fiscal months in 2008 (6.8%, 6.1%, and 9.6%, for October, November, and December, respectively). Franchise-operated comparable bakery-cafe sales in the fourth quarter of fiscal 2009 increased 6.4% on a calendar basis versus the comparable period in fiscal 2008. As a result, system-wide comparable bakery-cafe sales in the fourth quarter of fiscal 2009 increased 6.8% on a calendar basis versus the comparable period in fiscal 2008.
The Company-owned comparable bakery-cafe sales increase of 7.4% on a calendar basis in the fourth quarter of fiscal 2009 included the following year-over-year components: transaction growth of 3.2% and average check growth of 4.2%. Average check growth in turn was comprised of retail price increases of approximately 2.0% and mix impact of approximately 2.2%.
On a fiscal basis, Company-owned comparable bakery-cafe sales for the fourth quarter of fiscal 2009 increased 5.9% while franchise-operated comparable bakery-cafe sales increased 5.1%, resulting in a system-wide comparable bakery-cafe sales increase of 5.4% versus the fourth quarter of fiscal 2008.
Note that the calendar basis comparison matches specific weeks in 2009 to the same specific weeks in 2008. The fiscal basis compares the 13 weeks of the fourth quarter of fiscal 2009 with the first 13 weeks of the 14 fiscal weeks of the fourth quarter of 2008. A schedule of further comparable bakery-cafe sales information is attached as Schedule III.
Operating Margin Improvement
In the fourth quarter of fiscal 2009, the Company generated operating margin improvement of approximately 130 basis points compared to the fourth quarter of fiscal 2008. This is the seventh straight quarter of operating margin expansion of 100 basis points or greater.
New Unit AWS and Development
In the fourth quarter of fiscal 2009, average weekly sales (“AWS”) for Company-owned new units increased to $38,057 compared to $36,943 in the fourth quarter of fiscal 2008. A schedule of the Company’s fourth quarter and full year fiscal 2009 AWS is attached as Schedule II.

During the fourth quarter of fiscal 2009, the Company and its franchisees opened 22 new bakery-cafes system-wide, resulting in 1,380 bakery-cafes open system-wide as of the end December 29, 2009. The breakdown of Company-owned and franchise-operated bakery-cafes are as follows:

	Company-owned	Franchise-operated	Total System

Bakery-cafes as of September 29, 2009	575	787	1,362
Bakery-cafes opened	13	9	22
Bakery-cafes closed	(3)	(1)	(4)

Bakery-cafes as of December 29, 2009	585	795	1,380

First Quarter Fiscal 2010 Business Outlook
Establishing First Quarter Fiscal 2010 Targets
Diluted EPS Target
For the first quarter of fiscal 2010, the Company is targeting earnings per diluted share of $0.74 to $0.76. If the Company meets the target, diluted earnings per share will grow 30% to 33% in the first quarter of fiscal 2010 versus the first quarter of fiscal 2009.
The first quarter of fiscal 2010 diluted earnings per share target assumes the following key metrics:
Comparable Bakery-Cafe Sales Growth
First quarter of fiscal 2010 Company-owned comparable bakery-cafe sales growth is targeted at 8.0% to 9.0% versus the comparable period in fiscal 2009. The assumptions underlying this comparable bakery-cafe sales growth target for the first quarter are transaction growth of 3.25% to 3.75% and average check growth of approximately 4.75% to 5.25%, with average check growth consisting of approximately 1.75% price and 3.0% to 3.5% mix impact on average check.
The Company announced today Company-owned comparable bakery-cafe sales in the first six weeks of fiscal 2010 were up approximately 8.4% versus the comparable period in fiscal 2009, while franchise-operated comparable bakery-cafe sales were up approximately 9.0% during the same period.
Operating Margin Improvement
In the first quarter of fiscal 2010, the Company is targeting approximately 150 to 200 basis points of improvement in operating margin.

New Unit AWS and Development
The Company is targeting approximately 5 to 10 system-wide new unit openings in the first quarter of fiscal 2010 with average weekly sales for Company-owned new units consistent with its full year target of $36,000 to $38,000.
Full Year Fiscal 2010 Targets
Raising Full Year Fiscal 2010 Targets
The Company is today raising its target for fiscal 2010 earnings per diluted share to $3.26 to $3.34, which would represent an increase of 17% to 20% in year-over-year earnings per diluted share. This is an increase from the Company’s prior full year fiscal 2010 earnings per diluted share target of $3.05 to $3.15. Further, this increase in the fiscal 2010 target is based on the Company’s greater confidence in the strength of Company-owned comparable bakery-cafe sales growth.
Investors should be aware the Company’s fiscal 2010 earnings per share target does not assume any impact from the share repurchase program authorized in the fourth quarter of fiscal 2009 and the impact of any share repurchase activity will be incremental to these targeted results.
The Company’s fiscal 2010 target assumes Company-owned comparable bakery-cafe sales growth of 4.5% to 6.5% versus the comparable period in fiscal 2009. This target assumes transaction growth between 1.5% and 2.5% and average check growth of 3.0% to 4.0%. The Company is anticipating that it will take modest price increases during fiscal 2010 to cover inflation in non-food costs.
In terms of operating margin expansion, the Company is targeting 75 to 125 basis points of improvement in operating profit as a percent of total revenues in fiscal 2010.
The Company is targeting approximately 80 to 90 new unit openings in fiscal 2010. Average weekly sales for new Company-owned units is targeted to be between $36,000 to $38,000 in fiscal 2010.
Concluding Comment
Chairman and Chief Executive Officer Ron Shaich commented: “In 2009, the Company’s EPS grew 25%. This followed on the heels of 24% EPS growth in 2008 and occurred despite the recession. As well 2009 saw the Company deliver the highest average weekly sales of new cafes in the past six years. Most significantly, Panera has experienced comparable bakery-cafe sales growth in excess of 9% for the last two and a half months. Taken together, these results speak to the strength of our concept, and the success of our decision to stay true to our long term business strategy (despite the recession) and continue to invest in the business to benefit our customer and drive market share. The recent results, the strength of our concept and the validity of our strategy gives us the confidence to target Q1 2010 EPS up 30% to 33% and to look forward to expanding earnings growth well into the future.”

Notes:
The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Friday, February 12, 2010 to discuss fourth quarter fiscal 2009 results, preliminary comparable bakery-cafe sales results for the six weeks of the fiscal 2010 first quarter, and first quarter and full year fiscal 2010 targets and business outlook. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days after the call, and the release will be archived for one year.
Comparable bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable bakery-cafe sales as defined or used by other companies. We do not record franchise-operated bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated bakery-cafe sales, as reported by franchisees. We use franchise-operated and system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. We believe franchise-operated and system-wide sales information is useful in assessing consumer acceptance of our brand; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps us appreciate the effectiveness of our advertising and marketing initiatives which our franchisees also contribute based on a percentage of their sales; and provides information that is relevant for comparison within the industry.
Panera Bread Company owns and franchises 1,380 bakery-cafes as of December 29, 2009 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across this country and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, http://www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipate”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; changes in consumer spending habits as a result of an extended economic downturn; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with acquisitions; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may effect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 30, 2008 and its quarterly reports on Form 10-Q.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended	For the 14 Weeks Ended
	December 29, 2009	December 30, 2008

Revenues:
Bakery-cafe sales	$312,858	$302,967
Franchise royalties and fees	21,213	21,117
Fresh dough sales to franchisees	32,901	33,728

Total revenue	366,972	357,812
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$88,834	$88,802
Labor	97,703	95,619
Occupancy	24,438	24,056
Other operating expenses	40,659	39,935

Total bakery-cafe expenses	251,634	248,412
Fresh dough cost of sales to franchisees	25,646	28,191
Depreciation and amortization	17,176	18,057
General and administrative expenses	24,128	20,984
Pre-opening expenses	1,081	500

Total costs and expenses	319,665	316,144

Operating profit	47,307	41,668
Interest expense	163	208
Other (income) expense, net	(818)	76

Income before income taxes	47,962	41,384
Income taxes	18,266	15,341

Net income	29,696	26,043
Less: net income attributable to noncontrolling interest	—	494

Net income attributable to Panera Bread Company	$29,696	$25,549

Earnings per common share attributable to Panera Bread Company:
Basic	$0.96	$0.84

Diluted	$0.95	$0.84

Weighted average shares of common and common equivalent shares outstanding:
Basic	30,936	30,263

Diluted	31,246	30,576

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 52 Weeks Ended	For the 53 Weeks Ended
	December 29, 2009	December 30, 2008

Revenues:
Bakery-cafe sales	$1,153,255	$1,106,295
Franchise royalties and fees	78,367	74,800
Fresh dough sales to franchisees	121,872	117,758

Total revenue	1,353,494	1,298,853
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$337,599	$332,697
Labor	370,595	352,462
Occupancy	95,996	90,390
Other operating expenses	155,396	147,033

Total bakery-cafe expenses	959,586	922,582
Fresh dough cost of sales to franchisees	100,229	108,573
Depreciation and amortization	67,162	67,225
General and administrative expenses	83,169	84,393
Pre-opening expenses	2,451	3,374

Total costs and expenses	1,212,597	1,186,147

Operating profit	140,897	112,706
Interest expense	700	1,606
Other (income) expense, net	273	883

Income before income taxes	139,924	110,217
Income taxes	53,073	41,272

Net income	86,851	68,945
Less: net income attributable to noncontrolling interest	801	1,509

Net income attributable to Panera Bread Company	$86,050	$67,436

Earnings per common share attributable to Panera Bread Company:
Basic	$2.81	$2.24

Diluted	$2.78	$2.22

Weighted average shares of common and common equivalent shares outstanding:
Basic	30,667	30,059

Diluted	30,979	30,422

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended	For the 14 Weeks Ended
	December 29, 2009	December 30, 2008

Revenues:
Bakery-cafe sales	85.3%	84.7%
Franchise royalties and fees	5.8	5.9
Fresh dough sales to franchisees	9.0	9.4

Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	28.4%	29.3%
Labor	31.2	31.6
Occupancy	7.8	7.9
Other operating expenses	13.0	13.2

Total bakery-cafe expenses	80.4	82.0
Fresh dough cost of sales to franchisees (2)	77.9	83.6
Depreciation and amortization	4.7	5.0
General and administrative expenses	6.6	5.9
Pre-opening expenses	0.3	0.1

Total costs and expenses	87.1	88.4

Operating profit	12.9	11.6
Interest expense	—	0.1
Other (income) expense, net	(0.2)	—

Income before income taxes	13.1	11.6
Income taxes	5.0	4.3

Net income	8.1	7.3
Less: net income attributable to noncontrolling interest	—	0.1

Net income attributable to Panera Bread Company	8.1%	7.1%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 52 Weeks Ended	For the 53 Weeks Ended
	December 29, 2009	December 30, 2008

Revenues:
Bakery-cafe sales	85.2%	85.2%
Franchise royalties and fees	5.8	5.8
Fresh dough sales to franchisees	9.0	9.1

Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.3%	30.1%
Labor	32.1	31.9
Occupancy	8.3	8.2
Other operating expenses	13.5	13.3

Total bakery-cafe expenses	83.2	83.4
Fresh dough cost of sales to franchisees (2)	82.2	92.2
Depreciation and amortization	5.0	5.2
General and administrative expenses	6.1	6.5
Pre-opening expenses	0.2	0.3

Total costs and expenses	89.6	91.3

Operating profit	10.4	8.7
Interest expense	0.1	0.1
Other (income) expense, net	—	0.1

Income before income taxes	10.3	8.5
Income taxes	3.9	3.2

Net income	6.4	5.3
Less: net income attributable to noncontrolling interest	0.1	0.1

Net income attributable to Panera Bread Company	6.4%	5.2%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

PANERA BREAD COMPANY
Schedule II — Supplemental Sales and Bakery-Cafe Information

	Historical System-Wide AWS
	2008	2007	2006	2005
AWS	$39,239	$38,668	$39,150	$38,318

	2009 Company-Owned AWS By Year Opened
			2007 Opens
	2009 Opens	2008 Opens	& Prior	Total
Bakery-Cafes	30	35	520	585
Q1 09	$41,922	$36,294	$37,437	$37,380
Q2 09	$35,580	$36,485	$38,652	$38,492
Q3 09	$36,930	$36,143	$38,861	$38,655
Q4 09	$38,057	$39,425	$41,904	$41,605
2009 YTD	$37,618	$37,087	$39,209	$39,050

	2009 Franchise-Operated AWS By Year Opened
			2007 Opens
	2009 Opens	2008 Opens	& Prior	Total
Bakery-Cafes	39	67	689	795
Q1 09	$35,001	$33,726	$39,746	$39,190
Q2 09	$36,703	$33,890	$40,512	$39,859
Q3 09	$35,133	$33,748	$40,686	$39,913
Q4 09	$37,486	$36,147	$44,234	$43,250
2009 YTD	$36,326	$34,378	$41,291	$40,566

	Year-Over-Year Change in Company-Owned AWS and Comp Sales
			2007 Opens
	2009 Opens	2008 Opens (a)	& Prior	AWS Total	Comp Sales Total
Q1 09	N/A	-7.1%	0.3%	0.1%	0.3%
Q2 09	N/A	2.0%	-0.4%	-0.6%	-0.7%
Q3 09	N/A	-0.7%	3.7%	3.3%	3.3%
Q4 09	N/A	6.7%	8.0%	7.5%	-0.2%
2009 YTD	N/A	1.1%	2.9%	2.6%	0.7%

(a)	Change in Company-owned AWS in 2009 from 2008 compares 35 bakery-cafes in 2009 against 14, 20, 27 and 35 bakery-cafes at the end of the first, second, third, and fourth quarters of 2008.

	Year-Over-Year Change in Franchise-Operated AWS and Comp Sales
			2007 Opens
	2009 Opens	2008 Opens (b)	& Prior	AWS Total	Comp Sales Total
Q1 09	N/A	-2.8%	0.9%	-0.4%	1.0%
Q2 09	N/A	-5.0%	-0.2%	-1.5%	-0.2%
Q3 09	N/A	-3.8%	2.3%	0.9%	2.5%
Q4 09	N/A	0.2%	6.7%	5.4%	-1.1%
2009 YTD	N/A	-3.6%	2.4%	1.1%	0.5%

(b)	Change in Franchise-operated AWS in 2009 from 2008 compares 67 bakery-cafes in 2009 against 13, 26, 43, and 67 bakery-cafes at the end of the first, second, third and fourth quarters of 2008.

	Bakery-Cafe Openings
	Company	Franchise	Total		Company	Franchise	Total
Q1 09	4	10	14	Q1 08	14	13	27
Q2 09	4	10	14	Q2 08	6	13	19
Q3 09	9	10	19	Q3 08	7	17	24
Q4 09	13	9	22	Q4 08	8	24	32
2009 YTD	30	39	69	2008 YTD	35	67	102
AWS — average weekly sales for the time periods indicated.
Comp Sales — comparable bakery-cafe sales increases for the time period indicated, which exclude closed locations and are based on sales for bakery-cafes that have been in operation and owned for at least 18 months. Comp Sales also exclude the impact from Paradise bakery-cafes. The Q4-09 and 2009 YTD Comp Sales compare 13 weeks in 2009 to 14 weeks in 2008, a 53 week fiscal year, and compare 52 weeks in 2009 to 53 weeks in 2008. See Schedule III for further information regarding Comp Sales.

PANERA BREAD COMPANY
Schedule III — Comparable Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended	For the 52 weeks ended
	October 27, 2009	December 1, 2009	December 29, 2009 (1)	December 29, 2009 (1)	December 29, 2009 (1)
Company-owned	8.1%	2.5%	-10.0%	-0.2%	0.7%
Franchise-operated	7.2%	2.0%	-11.4%	-1.1%	0.5%
System-wide	7.6%	2.3%	-10.9%	-0.7%	0.5%
Note: Company-owned comparable bakery-cafe sales percentages are based on sales from bakery-cafes that have been in operation and Company-owned for at least 18 months. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes, as reported by franchisees, that have been in operation and franchise-operated for at least 18 months. System-wide comparable bakery-cafe sales percentages are based on sales at both Company-owned and franchise-operated bakery-cafes that have been in operation and Company-owned or franchise-operated for at least 18 months. Acquired Company-owned and franchise-operated bakery-cafe locations and other restaurant or bakery-cafe concepts are excluded from comparable bakery-cafe sales until we have held a 100 percent ownership interest therein for at least 18 months. Comparable bakery-cafe sales exclude closed locations and currently Paradise Bakery & Café, Inc. locations.
(1) The Company’s fiscal year ended December 29, 2009 consisted of 52 weeks, while the Company’s fiscal year ended December 30, 2008 consisted of 53 weeks. As a result, the Company’s sales for the 5 weeks and 14 weeks ended December 30, 2008 included an additional week of sales as compared to the comparable periods in 2009. Set forth below is comparable bakery-cafe sales information comparing the fiscal year 2009 periods listed below to the comparable periods in fiscal year 2008 adjusted to remove the additional week ended December 30, 2008 from fiscal year 2008.

	For the 4 weeks ended	For the 13 weeks ended	For the fiscal year ended
	December 29, 2009	December 29, 2009	December 29, 2009
Company-owned	8.2%	5.9%	2.3%
Franchise-operated	6.8%	5.1%	2.2%
System-wide	7.4%	5.4%	2.2%

Schedule IV
PANERA BREAD COMPANY
EARNINGS PRESS RELEASE DATES

For the Quarter Ended	Press Release Date (After Market Closes)
March 30, 2010	April 27, 2010
June 29, 2010	July 27, 2010
September 28, 2010	October 26, 2010